Exhibit 10.4

                        AMENDMENT TO EMPLOYMENT AGREEMENT

     The employment agreement dated December 31, 2001 by and between Energy Professional Marketing Group, Inc. a Utah Corporation ("Employer") and James Randolph Garn ("Executive") is hereby amended as follows:

     1. Executive shall receive, for all services rendered, a salary of $250,000 per year, payable twice a month. Salary payments shall be subject to withholding and other applicable deductions. This salary change is effective on July 15, 2002.

     2. During the period of employment, Executive shall not engage in any other business activity, directly or indirectly, regardless off whether it is for profit, gain or otherwise that is similar to the business activity of Employer (unless authorized by the board of directors). This approval was given on September 16, 2002 with regards to a contract signed by EPMG and ESI (a company owned by Ethan Andrew Willis and James Randolph Garn).

     3. Executive shall receive quarterly bonuses as additional Compensation which will be decided by the Companies Management Team.

     INTENDING TO BE LEGALLY BOUND, the parties have executed this Amendment to the Employment Agreement to be effective as of July 15, 2002.



By: /s/ D. Shane Hackett                  Date: 10-22-02
      Douglas Shane Hackett, Director


Energy Professional Marketing Group, Inc.


By: /s/ James R. Garn                     Date: 10-31-02
      James Randolph Garn

    /s/ Ethan A. Willis                   10-31-02
      Ethan A. Willis   CEO  PMG